NEWPORT NEWS SHIPBUILDING INC. 1997 EMPLOYEE STOCK PURCHASE PLAN
                           (AS AMENDED AND RESTATED)

         This Employee Stock Purchase Plan (the "Plan"), adopted as of April 1, 1997, provides Eligible Employees of Newport News Shipbuilding Inc., a Delaware Corporation (the "Company"), and its Subsidiaries an opportunity to purchase shares of Common Stock of the Company on the terms and conditions set forth below.

         1.   Definitions.

               (a) Base Pay -- for each participating employee, the regular compensation and commissions earned during each payroll period, before any deductions or withholding, but excluding overtime pay, bonuses, amounts paid as reimbursements of expenses and other additional compensation, under rules uniformly applied by each employer to all employees similarly situated.

              (b) Business Day -- any day on which the New York Stock Exchange is open for business.

              (c)   Code --  the Internal Revenue Code of 1986, as amended.

              (d) Committee -- the Compensation and Benefits Committee of the Board of Directors of the Company.

              (e) Eligible Employees -- those employees of the Company and its Subsidiaries who are eligible to participate in the Plan pursuant to Section 3.

              (f) Exercise Date -- the last Business Day of each calendar quarter.

              (g) Exercise Price -- the lesser of (I) 85% of the Fair Market Value of a share of the Company's Common Stock, $.01 par value (the "Common Stock"), on the Grant Date for the calendar year in which the Exercise Date falls, or (ii) 85% of the Fair Market Value of such share on the Exercise Date.

              (h) Fair Market Value -- the average of the high and low sales price per share of the Company's Common Stock as quoted on the New York Stock Exchange.

              (i) Grant Date -- with respect to the calendar year ending December 31,1997, the first business day of April, 1997 and with respect to each calendar year thereafter during which the plan is in effect, the first Business Day of the calendar year.

              (j) Offering Period -- except for the initial offering period, which will be from April 1, 1997, through December 31,1997, any twelve-month period beginning on January 1 of a particular calendar year and ending on December 31 of such calendar year.

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              (k) Plan Account -- an account maintained by the Company or its designated recordkeeper for each employee participating in the Plan to which payroll and deductions are credited, against which funds used to purchase shares of Common Stock are charged and to which shares of Common Stock purchased are credited. .
              (l) Subsidiaries -- all United States Corporations (other than the Company) in one or more unbroken chains of corporations beginning with the Company if, on the Grant Date, the corporations in the chain other than the last corporation in the unbroken chain owns stock possessing, directly or indirectly, more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain.

              (m) United States Corporation -- a corporation which incorporated under the laws of any state in the United States which conducts its business operations primarily within the United States.

              2. Stock Subject to the Plan. The Company shall make available 1,100,000 shares of its Common Stock for purchase under the Plan from either the shares held by the Company in its treasury account or from the Company's authorized but unissued shares.

              3. Eligible Employees. All active employees of the Company or any of its subsidiaries, as determined under policies uniformly applied by each employer, shall be eligible to participate in the Plan.

              4. Participation in the Plan (a) An Eligible Employee may participate in the Plan by completing and filing with the Company, or its designated recordkeeper, an Election Form or responding to enrollment procedures as set forth in a voice response system which authorizes payroll deductions from the employee's pay. Such deductions shall commence with the first pay period in the Offering Period beginning after such form is filed and recorded with the Company or its designated recordkeeper and shall continue until the employee terminates participation in the Plan or the Plan is terminated. An Eligible Employee may participate in the Plan only through payroll deductions. Other contributions will not be accepted.

                    (b) No employee shall be granted an option to purchase shares of Common Stock on any Grant Date if such employee, immediately after the option is granted, owns stock possessing 5% or more of the Company's outstanding Common Stock or 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of this paragraph, the rules of Codes Section 424(d) shall apply in determining the stock ownership of an individual, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

                    (c) No employee may purchase under the Plan more than $25,000 U.S. (or the equivalent thereof in other currencies) of the Fair Market Value of shares of Common Stock (determined at the Grant Date) for each calendar year. This paragraph shall be interpreted in accordance with Code Section 423(b)(8).

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              5. Payroll Deductions. Payroll deductions shall be made from the amounts paid to each participating employee for each payroll period in such amounts as the participating employee shall authorize in his or her Election Form. The minimum payroll deduction shall be $10 U.S. (or the equivalent thereof in other currencies) per month up to $21,250 U.S. (or the equivalent thereof in other currencies) per calendar year. Should a participating employee's pay be insufficient in any pay period to allow the entire payroll deduction contemplated under the Plan, no deduction shall be made for such pay period. Payroll deductions will resume with the next pay period in which the participating employee has pay sufficient to allow for the deduction. Payroll deductions under the Plan shall be made in any pay period only after all other withholdings, deductions, garnishments and the like have been made, and only if the remaining pay is sufficient to allow the entire payroll deduction contemplated.

              6. Changes in the Payroll Deductions. Subject to the minimum and maximum deductions set forth above, a participating employee may change the amount of his or her payroll deduction by filing a new Election Form with the Company or its designated recordkeeper or responding to a voice response enrollment system during an annual offering period as specified by the Company. The change shall become effective for the next Offering Period. Except as set forth in Section 7, other changes shall not be allowed during an Offering Period.

              7. Termination of Participation in the Plan. A participating employee, at any time and for any reason, may voluntarily terminate participation in the Plan by written notification of withdrawal delivered to the appropriate payroll office at least 10 Business Days before the next pay period. An employee's participation in the Plan shall be terminated upon termination of his or her employment with the Company or its Subsidiaries for any reason. In the event a participating employee's participation in the Plan is voluntarily or involuntarily terminate, payroll deductions shall cease; provided, however, that any payroll deductions credited to such employee's Plan Account shall be used to purchase shares of Common Stock on the next Exercise Date. An employee whose participation in the Plan has terminated may not rejoin the Plan until the next Offering Period following the date of such termination. Interruption in employment as a result of a layoff or the Family Leave Act are considered a temporary interruption in participation in the Plan and deductions are to resume when the employee returns to work.

              8.    Purchase of Shares.  (a)   On each Grant Date, each
participating employee shall be deemed to have been granted an option to purchase shares of Common Stock as provided in this Section 8.

                    (b) On each Exercise Date, each participating employee shall be deemed to have exercises his or her option granted pursuant to Section 8(a). On each Exercise Date, the Company shall apply the funds credited to each participating employee's Plan Account to the purchase (without commissions or fees) of that number of shares of Common Stock determined by dividing the Exercise Price into the balance in the employee's Plan Account on the Exercise Date.

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                    (c) As soon as practicable after each Exercise Date, a
statement shall be delivered to each participating employee which shall include the number of shares of Common Stock purchased on the Exercise Date on behalf of such employee under the Plan.

                    (d) When requested, a stock certificate for whole shares of Common Stock in a participating employee's Plan Account purchased pursuant to the Plan shall be issued in the name of the participating employee, or if so requested issued jointly with another person or persons. A cash payment shall be made for any fraction of a share in such account, if necessary to close the account.

              9. Rights as a Stockholder. As of the Exercise Date, a participating employee shall be treated as record owner of his or her shares purchased pursuant to the Plan.

             10. Rights Not Transferable. Rights under the Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee or by the employee's guardian or legal representative. No rights or payroll deductions of a participating employee under the Plan shall be subject to execution, attachment, levy, garnishment or similar process.

             11. Sale of Shares. The Company shall pay the brokerage costs incurred in one sale each calendar year of shares of Common Stock for any Plan participant purchased under the Plan, provided that such shares are held for at least two years from the Grant Date for such shares, and such shares of Common Stock are sold by Smith Barney Inc. Should a participating employee chose to sell such shares purchased under the Plan within two years from the Grant Date, such employee shall be responsible for any brokerage costs incurred in such sale. Sales requested by a participating employee shall occur as soon as administratively feasible after the receipt of such request, but neither the Committee nor the Company nor any Subsidiary shall be liable for any delay in the execution of such a request.

             12. Application of Funds. All funds of participating employees received or held by the Company under the Plan before the purchase of the shares of Common Stock may be held in bank accounts of the Company.

             13. Adjustment in Case of Changes Affecting Shares. In the event of a subdivision or consolidation of outstanding shares of Common Stock of the Company, or the payment of a stock dividend, the number of shares approved for the Plan shall be increased or decreased proportionately, and such other adjustment shall be made as may be deemed equitable by the Board of Directors of the Company. In the event of any other change affecting the Common Stock, such adjustment shall be made as shall be deemed equitable by the Board of Directors of the Company to give proper effect to such event.

             14. Administration of Plan. The Plan shall be administered by the Committee. The Committee shall have authority to make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard to the Plan and such rules and regulations shall be final and conclusive. It is intended that the Plan shall at all times meet the requirements of Code
Section 423(b), and the Committee shall, to the extent possible, interpret the provisions of the Pan so as to carry out such intent.

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             15. Amendments to Plan. The Board of Directors of the Company, at
any time, or from time to time, may amend, suspend, or terminate the Plan, provided, however, that no amendment shall be made increasing or decreasing the number of shares authorized by the Plan (other than as provided in Section 13 or Section 16(b), and that, except to conform the Plan to the requirements of the Code, no amendment shall be made (i) changing the formula for determining the Exercise Price per share, (ii) withdrawing the administration of the Plan from the Committee, (iii) affecting the rights of participating employees to purchase stock on an Exercise Date with funds already credited to Plan Accounts or (iv) which would cause the Plan not to meet the requirements of Code Section 423(b).

             16. Effective Date, Suspension and Termination of Plan. (a) The Plan shall become effective when adopted by the Board of Directors of the Company and approved within twelve months of adoption by the stockholders of the Company by a majority vote of those present and entitled to vote at any annual or special meeting at which a quorum is present. Shall the Plan fail to become effective because of lack of approval by the stockholders of the Company, then any credit balances in the respective employees' Plan Accounts shall be returned to the employees for whom such Plan Accounts were established.

                    (b) The Plan shall terminate upon the earliest of (i) the termination of the Plan by the Board of Directors of the Company as specified below, (ii) December 31,2001, or (iii) when no more shares remain to be purchased under the Plan. The Board of Directors of the Company may terminate the Plan only as of the Business Day immediately following the Exercise Date. If on an Exercise Date, participating employees in the aggregate have the options to purchase more shares of Common Stock than are available for purchase under the Plan, each participating employee shall be eligible to purchase a reduced number of shares of Common Stock on a pro rata basis and any excess payroll deductions shall be returned to such employees, all as provided by rules and regulations adapted by the Committee.

             17. Costs. All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any brokerage fees or certificate costs incurred in the sale of the shares of Common Stock by any participating employee shall be handled in accordance with Section 8 and Section 11 of the Plan.

             18. Governmental Regulation. The Company's obligation to sell and deliver its Common Stock pursuant to the Plan is subject to the approval of any governmental or regulatory authority required in connection with authorization, issuance or sale of such stock.

             19. Applicable Law. This Plan shall be interpreted under the laws of the State of Delaware, unless preempted by federal law. This Plan is not be subject to the Employee Retirement Income Security Act of 1974, as amended, but is intended to comply with Section 423 of the Code. Any provisions required to be set forth in this Plan by such Code section are hereby included as fully as if set forth in the Plan in full.

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             20.    Effect on Employment.  The provisions of this Plan shall not affect the right of the Company or any participating employee to terminate his or her employment with the Company or Subsidiary.

             21. Withholding. The Company reserves the right to withhold from stock or cash distributed to a participating employee any amounts which it is required by law to withhold.


                  IN WITNESS WHEREOF, this amended and restated Plan is hereby adopted, with an effective date of May 16, 1997.

                                               NEWPORT NEWS SHIPBUILDING INC.


                                                BY:___________________________

ATTEST:_________________________


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